Exhibit 99.1

ACHILLION TO RAISE $41.8 MILLION THROUGH

REGISTERED DIRECT OFFERING

NEW HAVEN, Conn. (August 30, 2012) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) announced today that it has entered into a definitive agreement with funds managed by QVT Financial LP for the sale of 6,367,853 shares of its common stock.

The investors have agreed to purchase the shares of common stock at a price of $6.57 per share, resulting in gross proceeds to Achillion, before deducting estimated offering expenses, of approximately $41.8 million. The sale and issuance of the shares is expected to close on or about September 4, 2012, subject to customary closing conditions.

The securities described above are being offered directly to the purchasers by Achillion pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). This press release is not an offer to sell any of the securities described herein, and this press release is not an offer to buy these securities in any state where the offer or sale is not permitted. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. There are various important factors that could cause actual results to differ materially from those indicated by such forward-looking statements including the risk factors described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

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